EXHIBIT 99.1
Harris Corporation Reports Strong Increases in Revenue and Net Income;
Announces $600 Million Share Repurchase Program
Company Provides Initial Fiscal Year 2008 EPS Guidance of $3.20 to $3.30
MELBOURNE, Florida, May 1, 2007 — Harris Corporation (NYSE:HRS) reported revenue for the third quarter of fiscal year 2007 increased 22 percent to $1.072 billion, compared to $881 million in the prior-year quarter. GAAP net income increased to $214.9 million or $1.52 per diluted share. Non-GAAP net income—excluding a significant gain and charges associated with the Harris Stratex Networks transaction, and charges associated with cost-reduction actions in the Broadcast Communications segment—increased to $100.5 million, or $.72 per diluted share, a 24 percent increase when compared to non-GAAP income in the prior-year quarter. A reconciliation of GAAP to non-GAAP financial measures is provided on Tables 5 and 6 along with accompanying notes.
“Harris delivered excellent financial results in the third quarter, led by higher revenue and strong operating performance in our Government Communications Systems and RF Communications segments,” said Howard L. Lance, chairman, president, and chief executive officer. “Organic revenue growth was 14 percent in the quarter, reflecting continued positive momentum for the company. Our diversified U.S. and international customer base, solid program execution, and new product introductions position Harris for continued growth going forward. Significant restructuring activities during the quarter in our two commercial businesses overshadowed the progress we are making in repositioning Broadcast Communications and Harris Stratex Networks as global market leaders.”
New Share Repurchase Program

The Harris Board of Directors has approved a new $600 million share repurchase program. The company expects to purchase $200 million of its shares during the current quarter, with the remaining $400 million spread over the following 24 months. “Our new share repurchase program recognizes our excellent cash flow from operations,” Lance said. “We will repurchase shares in balance with market conditions and the company’s operational requirements, while continuing to invest in both internal growth initiatives and strategic acquisitions.”
Share repurchases will be funded with available cash. Repurchases under the program may be made through open market purchases, private transactions, transactions structured through investment banking institutions, or any combination thereof. The timing, volume, and nature of share repurchases are subject to market conditions, applicable securities laws, and other factors, are at the discretion of the company’s management, and may be suspended or discontinued at any time. The share repurchase program announced today replaces a previous share repurchase authorization, which had approximately 2.5 million shares remaining.
Government Communications Systems
Third quarter revenue of $500 million in the Government Communications Systems segment was a year-over-year increase of 10 percent, and resulted from the award of new programs for communications and information networks and continued expansion of work scope on existing programs. Operating income was $63.9 million, and operating margin was 12.8 percent, reflecting a favorable program mix and a net $4.3 million gain on the sale of the STAT® network security product line.
Year-over-year revenue growth drivers in the third quarter included:
•	The 15-year, $2.2 billion Federal Aviation Administration (FAA) Telecommunications Infrastructure (FTI) program. FTI is a new, state-of-the-art, telecommunications network that enhances network efficiency, reliability and security while reducing operational costs. The program has a potential value of $3.5 billion;

•	The 5-year, $600 million Field Data Collection Automation (FDCA) program for the U.S. Census Bureau, which includes the development of a new handheld device with integrated GPS and secure communication capabilities that will be used by 500,000 census takers during the 2010 Census;

•	Continuing growth of the 10-year, $1.0 billion Patriot technical services program for the National Reconnaissance Office;

•	More than $100 million in new programs and follow-on contracts with National Intelligence customers; and

•	The $66 million CDL Hawklink program for the U.S. Navy that transmits real-time sensor data from LAMPS helicopters to naval vessels.
RF Communications
Revenue in the RF Communications segment was $304 million in the third quarter, a 42 percent increase compared to the year-ago quarter. Operating income was $107.4 million and operating margin was 35.3 percent.
Opportunities in both U.S. and international markets continued to be very strong, fueled by on-going global tactical radio modernization. Harris high-performance, feature-rich Falcon® tactical radios continue to demonstrate communications capabilities and interoperability that is unmatched in the industry. During the quarter, Harris received significant new orders from the

U.S. Marine Corps, U.S. Army, and U.S. Air Force and from the governments of Saudi Arabia, Algeria, and the Republic of Georgia.
Harris has now delivered over 15,000 units of its next-generation Falcon III multi-band handheld radio since its launch in fiscal year 2006. The Falcon III handheld radio is the first widely fielded tactical radio to receive certification from the JTRS (Joint Tactical Radio System) Joint Program Executive Office and the National Security Agency (NSA). Customers for the Falcon III handheld and vehicular radio systems include the U.S. Army, U.S. Navy and U.S. Air Force, as well as other government agencies. The Falcon III has been well received by the market and is providing combat units in Iraq with true multimode operational capabilities, including ground-to-ground, ground-to-air and long-range tactical satellite communications. The Falcon III multiband man-pack radio, scheduled for release in September 2007, will be the first NSA-certified radio to provide wideband secure networking for data-intensive applications, such as video transmission in mobile battlefield conditions.
Also during the quarter, Harris received Type 1 certification from the NSA for its new SecNet® 54 Secure Wireless Local Area Network product line. This product enables transmission of sensitive defense communications over wireless infrastructures in applications such as tactical operations centers.
Broadcast Communications
Revenue in the Broadcast Communications segment was $139 million in the third quarter, compared to $143 million in the prior-year quarter. Strong positive trends continued in the Video Infrastructure and Digital Media product lines, which posted another quarter of strong double-digit revenue growth. Investments in analog-to-digital and high-definition systems are enabling content providers and broadcasters to create, manage and deliver additional channels and video streams to consumers. HD Radio® Transmission systems revenue also increased as a result of further penetration of the new Harris FlexStar® exciter. Revenue was significantly lower in the quarter in U.S. digital TV Transmission and Automation software systems products.
The segment’s operating loss of $18.1 million in the quarter included charges of $23.1 million related to cost-reduction actions in both the Transmission and Software business areas, including severance and facilities charges and the write-down of capitalized software associated with discontinuing an Automation software development effort. Excluding these charges, non-GAAP operating income was $5.0 million. Income was negatively impacted by the significant decline in U.S. digital TV Transmission and Automation systems revenue, and by increased expenses associated with the investment and deployment of new Software products including OSi Traffic™

and Invenio® Digital Asset Management. Cost-reduction actions are expected to result in annual savings of approximately $12 million in fiscal year 2008.
Broadcast Communications orders were significantly higher than sales at $167 million, a 12 percent increase over the prior-year quarter. Video Infrastructure product line orders increased 17 percent compared to the fiscal 2006 third quarter. Harris provides industry-leading routers, digital amplifiers, test and measurement and networking technologies that support large, fast-growing segments of the media market. Harris is supporting customers as they expand services for high-definition TV, Internet Protocol TV, video-on-demand, and interactive TV. Recent acquisitions and a series of innovative new products have clearly established Harris as the preferred end-to-end solutions provider for the digital build-out worldwide. Harris solutions were on display at the recent National Association of Broadcasters (NAB) trade show and received very positive customer reviews and numerous awards for innovation.
Harris Stratex Networks, Inc.
On January 26, 2007, the Harris Microwave Communications Division was combined with Stratex Networks, Inc. to create a new company named Harris Stratex Networks, Inc., with Harris owning 57 percent of the outstanding shares. Harris third quarter fiscal 2007 financial results include two months of Harris Stratex Networks on a fully consolidated basis, with an elimination of the minority interest.
Third quarter revenue for the Harris Stratex Networks segment was $139 million. Segment operating income was $141.0 million, and included a $163.4 million gain and $26.5 million of costs associated with the transaction. Non-GAAP operating income, excluding both the gain and transaction costs, was $4.1 million in the third quarter. A reconciliation of GAAP to non-GAAP financial measures is provided on Table 8 along with accompanying notes.
For comparative purposes, Harris Stratex Networks has provided pro forma, non-GAAP financial information related to revenue and income for the third quarters of fiscal 2007 and fiscal 2006, as if the former Stratex Networks and the former Harris Microwave Communications Division had been combined for the entire third quarter in both years. On this basis, Harris Stratex Networks revenue was $147 million in the third quarter, 7 percent higher than the same quarter in the prior year. North America revenue reflected continued market strength, increasing 34 percent compared to the prior-year quarter. Growth was driven by mobile operators substituting microwave capabilities for leased lines and by requirements for additional capacity to handle high-bandwidth services. In addition, a large private network upgrade for a state government was also a major revenue driver in the quarter.

International revenue declined 4 percent in the quarter compared to the prior year, primarily as a result of lower orders and project delays in Europe, the Middle East and Africa. The segment’s merger integration activities in these regions disrupted existing sales channels more than expected. International revenue was higher in Latin America compared to the prior year, and revenue in the Network Operations segment of the business also increased. Global wireless infrastructure investment is expected to continue as mobile operators expand their networks and deploy new 3G services.
On a pro forma, non-GAAP basis operating income in the third quarter for Harris Stratex Networks was $5.6 million, which was flat with the prior-year quarter. A higher mix of services versus product revenue in both North America and Africa reduced gross margin and operating results. On-going product cost reductions progressed as planned during the quarter with product margins increasing. The majority of integration activities should be completed during fiscal year 2007.
Harris Stratex Networks (NASDAQ:HSTX) management will host a conference call and webcast (www.harrisstratex.com) today at 5:30 p.m., Eastern Time, to discuss financial results for their fiscal year third quarter.
Outlook and Guidance
Revised non-GAAP earnings guidance for fiscal year 2007 is a range of $2.77 to $2.81 per diluted share. The company also provided initial earnings guidance for fiscal year 2008, beginning June 30, 2007, of $3.20 to $3.30 per diluted share, representing an increase of approximately 17 percent.
“In fiscal year 2008, we expect to achieve revenue growth in a range of 10 to 15 percent, including the full-year contribution of Harris Stratex Networks,” Lance said. “Our optimism is driven by expectations for growth in each of our business segments. Our Government Communications Systems segment should continue expanding its broad program base with work on future communications and IT platform upgrades, as well as new international opportunities. Further growth in the RF Communications segment is expected as both U.S. and international customers continue to gravitate toward the robust capabilities of our Falcon tactical radios.
“Our commercial broadcast and microwave segments are expected to contribute significant growth in fiscal 2008 as they address a growing list of opportunities, particularly in international markets,” Lance said. “Order growth in the Broadcast business confirms our strategic investments in video infrastructure and digital media acquisitions, and the recent merger of our

Microwave Communications segment with Stratex Networks has created a new business with significant mass and product depth in the global telecom market.”
Harris will host a conference call today at 4:30 p.m., Eastern Time, to discuss the above items. Interested individuals are invited to listen to the call by using a dial-in number: (719) 457-2633, access code: 8643460. The conference call also will be broadcast live via the Internet at http://www.harris.com. A replay of the teleconference will be available beginning at 8:00 p.m., Eastern Time, and will run until midnight, Eastern Time, on Tuesday, May 8. To access the replay, please call (719) 457-0820, access code: 8643460. A recording of the call will also be available on the Harris website beginning at 7:00 p.m., Eastern Time, on May 1.
Harris is an international communications and information technology company serving government and commercial markets in more than 150 countries. Headquartered in Melbourne, Florida, the company has annual revenue of about $4 billion and more than 14,000 employees — including more than 6,000 engineers and scientists. Harris is dedicated to developing best-in-class assured communications™ products, systems, and services for global markets, including government communications, RF communications, broadcast communications, and wireless transmission network solutions. Additional information about Harris Corporation is available at www.harris.com.
Non-GAAP Financial Measures
This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the SEC, including net income and earnings per share for the third quarter of fiscal 2007 excluding the impact of costs associated with the combination of our Harris Microwave Communications business and Stratex Networks, Inc. and earnings per share guidance for fiscal 2007 also excluding the impact of integration activities and the gain associated with the combination of our Harris Microwave Communications business and Stratex Networks, Inc., the impairment in our Terion investment and charges related to cost-reduction actions and write-down of capitalized software in our Broadcast Communications segment. Harris management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Management also believes that these non-GAAP financial measures enhance the ability of investors to analyze Harris business trends and to better understand the company’s performance. In addition, Harris may utilize non-GAAP financial measures as a guide in its forecasting, budgeting, and long-term planning process and to measure operating performance for some management compensation purposes. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP.
Forward-Looking Statement
Statements in this press release that are not historical facts are forward-looking statements that reflect management’s current expectations, assumptions, and estimates of future performance and economic conditions. Such statements are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this release include but are not limited to: earnings guidance for fiscal 2007 and 2008; the potential value of contract awards and potential contract awards; the expected benefits of cost reduction actions; and statements regarding outlook, including expected revenue growth. The Company cautions investors that any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those matters expressed in or implied by such forward-looking statements. The Company’s consolidated results and the forward-looking statements could be affected by many factors, including but not limited to: our participation in markets that are often subject to uncertain economic conditions which makes it difficult to estimate growth in our markets and, as a result, future income and expenditures; our dependence on the U.S. government for a significant portion of our revenues, and the loss of this relationship or a shift in U.S. government funding could have adverse consequences on our future business; potential changes in U.S. government or customer priorities due to program reviews or revisions to strategic objectives, including termination of or potential failure to fund U.S. government contracts; risks inherent with large long-term fixed-price contracts, particularly the ability to contain cost overruns; the performance of critical subcontractors or suppliers; financial and government and regulatory risks relating to international sales and operations, including fluctuations in foreign currency exchange rates and the effectiveness of our currency hedging program; our ability to continue to develop new products that achieve market acceptance; the consequences of future geo-political events, which may affect adversely the markets in which we operate, our ability to insure against risks, our operations or our profitability; strategic acquisitions and the risks and uncertainties related thereto, including our ability to manage and integrate acquired businesses; potential claims that we are infringing the intellectual property rights of third parties; the successful resolution of patent infringement claims and the ultimate outcome of other contingencies, litigation and legal matters; customer credit risk; the fair values of our portfolio of passive investments, which values are subject to significant price volatility or erosion; risks inherent in developing new technologies; the potential impact of hurricanes on our operations in Florida and the potential impact of earthquakes on our operations in California; the impact of the results of Harris Stratex Networks, which may vary significantly and may be difficult to forecast; the ability to recruit and retain qualified personnel; and general economic conditions in the markets in which we operate. Further information relating to factors that may impact the Company’s results and forward-looking statements are disclosed in the Company’s filings with the SEC. Harris disclaims any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
Attachments: Financial Statements (eight tables).
HD Radio® is a trademark of iBiquity Digital Corporation.
# # #
Investor Relations inquiries: Pamela Padgett at 321-727-9383, or pamela.padgett@harris.com
Media inquiries: Jim Burke at 321-727-9131, or jim.burke@harris.com
For additional information, contact Harris Corporation at webmaster@harris.com.

Table 1
HARRIS CORPORATION
FY’07 Third Quarter Summary
CONDENSED CONSOLIDATED STATEMENT OF INCOME

	Quarter Ended		Three Quarters Ended
	March 30,	March 31,	March 30,	March 31,
	2007	2006	2007	2006
	(In millions, except per share amounts)
Revenue from product sales and services	$1,072.4	$881.1	$3,035.4	$2,482.4

Cost of product sales and services	(719.1)	(588.1)	(2,043.7)	(1,730.3)
Engineering, selling and administrative expenses	(241.5)	(173.9)	(592.3)	(481.3)
Gain on combination with Stratex	163.4	—	163.4	—
Non-operating income (loss)	2.8	—	(15.9)	(0.8)
Interest income	4.6	2.3	9.5	8.5
Interest expense	(10.5)	(10.1)	(30.1)	(26.6)

Income before income taxes and minority interest	272.1	111.3	526.3	251.9
Income taxes	(63.8)	(38.8)	(140.1)	(99.1)
Minority interest in Harris Stratex Networks, net of tax	6.6	—	6.6	—

Net income	$214.9	$72.5	$392.8	$152.8

Net income per common share

Basic	$1.62	$.54	$2.95	$1.15

Diluted	$1.52	$.52	$2.79	$1.10

Cash dividends paid per common share	$.11	$.08	$.33	$.24

Basic weighted average shares outstanding	133.0	133.2	133.0	132.8
Diluted weighted average shares outstanding	141.7	142.0	141.7	141.6

Table 2
HARRIS CORPORATION
FY’07 Third Quarter Summary
BUSINESS SEGMENT INFORMATION

	Quarter Ended		Three Quarters Ended
	March 30,	March 31,	March 30,	March 31,
	2007	2006	2007	2006
	(In millions)
Revenue
Government Communications Systems	$500.3	$456.8	$1,443.2	$1,332.8
RF Communications	304.4	214.2	853.6	565.9
Harris Stratex Networks	139.0	73.7	333.9	238.2
Broadcast Communications	138.6	143.1	433.4	366.2
Corporate eliminations	(9.9)	(6.7)	(28.7)	(20.7)

	$1,072.4	$881.1	$3,035.4	$2,482.4

Income Before Income Taxes and Minority Interest
Segment Operating Income (Loss):
Government Communications Systems	$63.9	$55.0	$172.7	$162.3
RF Communications	107.4	75.6	290.8	195.2
Harris Stratex Networks	141.0	1.0	157.0	(25.5)
Broadcast Communications	(18.1)	13.8	3.7	5.0
Headquarters expense	(16.2)	(23.8)	(50.2)	(55.0)
Corporate eliminations	(2.8)	(2.5)	(11.2)	(11.2)
Non-operating income (loss)	2.8	—	(15.9)	(0.8)
Net interest	(5.9)	(7.8)	(20.6)	(18.1)

	$272.1	$111.3	$526.3	$251.9

Table 3
HARRIS CORPORATION
FY’07 Third Quarter Summary
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

	Three Quarters Ended
	March 30,	March 31,
	2007	2006
	(In millions)
Operating Activities
Net income	$392.8	$152.8
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	89.1	66.0
Purchased in-process research and development write-off	15.3	3.6
Non-current deferred income tax	(2.6)	(3.5)
Gain on combination with Stratex, net of tax	(143.1)	—
Minority interest in Harris Stratex Networks, net of tax	(6.6)	—
(Increase) decrease in:
Accounts and notes receivable	(27.1)	(20.5)
Inventories	(26.2)	(83.1)
Increase (decrease) in:
Accounts payable and accrued expenses	(6.1)	7.4
Advance payments and unearned income	20.6	21.1
Income taxes	(14.0)	46.5
Other	31.2	24.7

Net cash provided by operating activities	323.3	215.0

Investing Activities
Cash paid for acquired businesses	—	(443.5)
Cash received in the combination with Stratex	33.2	—
Additions of plant and equipment	(66.6)	(64.4)
Additions of capitalized software	(32.2)	(27.9)
Cash paid for short-term investments available-for-sale	(259.9)	(301.7)
Proceeds from the sale of short-term investments available-for-sale	362.1	159.0

Net cash provided by (used in) investing activities	36.6	(678.5)

Financing Activities
Proceeds from borrowings	36.0	331.6
Repayment of borrowings	(31.5)	(33.0)
Proceeds from exercise of employee stock options	27.8	28.7
Repurchases of common stock	(47.0)	(16.2)
Cash dividends	(44.2)	(32.0)

Net cash provided by (used in) financing activities	(58.9)	279.1

Effect of exchange rate changes on cash and cash equivalents	4.5	(0.4)

Net increase (decrease) in cash and cash equivalents	305.5	(184.8)

Cash and cash equivalents, beginning of year	181.3	377.6

Cash and cash equivalents, end of period	$486.8	$192.8

Table 4
HARRIS CORPORATION
FY’07 Third Quarter Summary
CONDENSED CONSOLIDATED BALANCE SHEET

	March 30,	June 30,
	2007	2006
	(In millions)
Assets

Cash and cash equivalents	$486.8	$181.3
Short-term investments	35.8	112.6
Receivables	630.3	560.6
Inventories	523.0	468.9
Current deferred income taxes	112.0	105.0
Property, plant and equipment	451.2	393.4
Goodwill	1,207.1	951.1
Identifiable intangible assets	313.7	193.4
Non-current notes receivable	5.1	4.3
Other assets	175.8	171.7

	$3,940.8	$3,142.3

Liabilities and Shareholders’ Equity

Short-term debt	$8.9	$0.2
Accounts payable and accrued expenses	649.0	582.5
Advance payments and unearned income	162.1	129.9
Income taxes payable	55.6	38.1
Current portion of long-term debt	310.4	1.4
Non-current deferred income taxes	24.5	28.6
Long-term debt	411.0	699.5
Minority interest in Harris Stratex Networks	323.9	—
Shareholders’ equity	1,995.4	1,662.1

	$3,940.8	$3,142.3

HARRIS CORPORATION
FY’07 Third Quarter Summary
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND REGULATION G DISCLOSURE
To supplement our condensed consolidated financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), we provide additional measures of segments’ operating income (loss), non-operating income (loss); cost of product sales and services; engineering, selling and administrative expenses; gain on the combination with Stratex; income before income taxes; income taxes; net income, and net income per diluted share adjusted to exclude certain costs, expenses, gains and losses. Harris management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Harris management also believes that these non-GAAP financial measures enhance the ability of investors to analyze Harris business trends and to understand Harris performance. In addition, Harris may utilize non-GAAP financial measures as a guide in its forecasting, budgeting, and long-term planning process and to measure operating performance for some management compensation purposes. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP follows:

Table 5
HARRIS CORPORATION
FY’07 Third Quarter Summary
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Condensed Consolidated Statement of Income

	Quarter Ended			Quarter Ended
	March 30, 2007			March 31, 2006
	As Reported	Adjustment	Non-GAAP	As Reported	Adjustment	Non-GAAP
	(In millions, except per share amounts)

Revenue from product sales and services	$1,072.4	$—	$1,072.4	$881.1	$—	$881.1

Cost of product sales and services (A)	(719.1)	6.0	(713.1)	(588.1)	2.5	(585.6)
Engineering, selling and administrative expenses(B)	(241.5)	43.6	(197.9)	(173.9)	7.2	(166.7)
Gain on combination with Stratex (C)	163.4	(163.4)	—	—	—	—
Non-operating income (loss)	2.8	—	2.8	—	—	—
Interest income	4.6	—	4.6	2.3	—	2.3
Interest expense	(10.5)	—	(10.5)	(10.1)	—	(10.1)

Income before income taxes and minority interest	272.1	(113.8)	158.3	111.3	9.7	121.0
Income taxes	(63.8)	9.1	(54.7)	(38.8)	(1.1)	(39.9)
Minority interest in Harris Stratex Networks, net of tax	6.6	(9.7)	(3.1)	—	—	—

Net income	$214.9	$(114.4)	$100.5	$72.5	$8.6	$81.1

Net income per diluted common share	$1.52	$(.80)	$.72	$.52	$.06	$.58

	Three Quarters Ended			Three Quarters Ended
	March 30, 2007			March 31,2006
	As Reported	Adjustment	Non-GAAP	As Reported	Adjustment	Non-GAAP
	(In millions, except per share amounts)

Revenue from product sales and services	$3,035.4	$—	$3,035.4	$2,482.4	$—	$2,482.4

Cost of product sales and services (A)	(2,043.7)	6.0	(2,037.7)	(1,730.3)	48.8	(1,681.5)
Engineering, selling and administrative expenses(B)	(592.3)	45.3	(547.0)	(481.3)	26.1	(455.2)
Gain on combination with Stratex (C)	163.4	(163.4)	—	—	—	—
Non-operating income (loss)(D)	(15.9)	19.8	3.9	(0.8)	—	(0.8)
Interest income	9.5	—	9.5	8.5	—	8.5
Interest expense	(30.1)	—	(30.1)	(26.6)	—	(26.6)

Income before income taxes and minority interest	526.3	(92.3)	434.0	251.9	74.9	326.8
Income taxes	(140.1)	1.9	(138.2)	(99.1)	(8.7)	(107.8)
Minority interest in Harris Stratex Networks, net of tax	6.6	(9.7)	(3.1)	—	—	—

Net income	$392.8	$(100.1)	$292.7	$152.8	$66.2	$219.0

Net income per diluted common share	$2.79	$(.70)	$2.09	$1.10	$.47	$1.57

Table 6
HARRIS CORPORATION
FY’07 Third Quarter Summary
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
BUSINESS SEGMENT INFORMATION

	Quarter Ended			Quarter Ended
	March 30, 2007			March 31,2006
	As Reported	Adjustment	Non-GAAP	As Reported	Adjustment	Non-GAAP
	(In millions)
Revenue
Government Communications Systems	$500.3	$—	$500.3	$456.8	$—	$456.8
RF Communications	304.4	—	304.4	214.2	—	214.2
Harris Stratex Networks	139.0	—	139.0	73.7	—	73.7
Broadcast Communications	138.6	—	138.6	143.1	—	143.1
Corporate eliminations	(9.9)	—	(9.9)	(6.7)	—	(6.7)

	$1,072.4	$—	$1,072.4	$881.1	$—	$881.1

Income Before Income Taxes and Minority Interest
Segment Operating Income (Loss):
Government Communications Systems	$63.9	$—	$63.9	$55.0	$—	$55.0
RF Communications	107.4	—	107.4	75.6	—	75.6
Harris Stratex Networks (E)	141.0	(136.9)	4.1	1.0	0.3	1.3
Broadcast Communications (F)	(18.1)	23.1	5.0	13.8	4.0	17.8
Headquarters expense (G)	(16.2)	—	(16.2)	(23.8)	5.4	(18.4)
Corporate eliminations	(2.8)	—	(2.8)	(2.5)	—	(2.5)
Non-operating income (loss)	2.8	—	2.8	—	—	—
Net interest	(5.9)	—	(5.9)	(7.8)	—	(7.8)

	$272.1	$(113.8)	$158.3	$111.3	$9.7	$121.0

	Three Quarters Ended			Three Quarters Ended
	March 30, 2007			March 31, 2006
	As Reported	Adjustment	Non-GAAP	As Reported	Adjustment	Non-GAAP
	(In millions)
Revenue
Government Communications Systems	$1,443.2	$—	$1,443.2	$1,332.8	$—	$1,332.8
RF Communications	853.6	—	853.6	565.9	—	565.9
Harris Stratex Networks	333.9	—	333.9	238.2	—	238.2
Broadcast Communications	433.4	—	433.4	366.2	—	366.2
Corporate eliminations	(28.7)	—	(28.7)	(20.7)	—	(20.7)

	$3,035.4	$—	$3,035.4	$2,482.4	$—	$2,482.4

Income Before Income Taxes and Minority Interest
Segment Operating Income (Loss):
Government Communications Systems	$172.7	$—	$172.7	$162.3	$—	$162.3
RF Communications	290.8	—	290.8	195.2	—	195.2
Harris Stratex Networks (E)	157.0	(135.2)	21.8	(25.5)	35.8	10.3
Broadcast Communications (F)	3.7	23.1	26.8	5.0	33.7	38.7
Headquarters expense (G)	(50.2)	—	(50.2)	(55.0)	5.4	(49.6)
Corporate eliminations	(11.2)	—	(11.2)	(11.2)	—	(11.2)
Non-operating income (loss)(D)	(15.9)	19.8	3.9	(0.8)	—	(0.8)
Net interest	(20.6)	—	(20.6)	(18.1)	—	(18.1)

	$526.3	$(92.3)	$434.0	$251.9	$74.9	$326.8

Table 7
HARRIS CORPORATION
Reconciliation of FY’07 GAAP EPS Guidance to Non-GAAP EPS Guidance

Earnings Per
Diluted Share
GAAP Earnings Per Share Guidance for FY’07	$3.39 to $3.43
Impairment in Terion (D)	$0.09
Broadcast Communications segment cost-reduction actions and software impairment (F)	$0.13
Charges associated with the combination with Stratex (H)	$0.17
Gain on the combination with Stratex (C)	$(1.01)

Non-GAAP Earnings Per Share Guidance for FY’07	$2.77 to $2.81

Table 8
HARRIS CORPORATION
Comparison of Harris Stratex Networks Segment GAAP and NON-GAAP Revenue
and Operating Income to that Reported by Harris Stratex Networks, Inc.

	Quarter Ended		Quarter Ended
	March 30, 2007		March 31, 2006
	As Reported by		As Reported by
		Harris Stratex		Harris Stratex
	Harris	Networks	Harris	Networks
	(In millions)
Revenue — As Reported	$139.0	$139.0	$73.7	$73.7
Adjustments:
Stratex Networks Revenue:
January 2007		7.8
Quarter ended March 31, 2006				63.9

Revenue — Non-GAAP	$139.0	$146.8	$73.7	$137.6

Operating Income(Loss) — As Reported (I)	$141.0	$(22.7)	$1.0	$(6.1)
Adjustments:
Gain on the combination with Stratex	(163.4)
Stratex combination transaction costs	23.0	23.0
Stratex combination integration costs	3.5	3.5
FAS 123R expense		1.5		0.4
Other identifiable intangible amortization		2.4
Stratex Networks operating income (loss):
January 2007		(2.1)
Quarter ended March 31, 2006				4.1
Harris corporate allocations				6.9
Costs associated with product discontinuances			0.3	0.3

Operating Income — Non-GAAP	$4.1	$5.6	$1.3	$5.6

HARRIS CORPORATION
FY’07 Third Quarter Summary
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
Notes to tables 5 through 8:
Note A — Adjustments to cost of product sales and services for the quarter and three quarters ended March 30, 2007 are due to transaction-related costs including a step up in inventory, step up in fixed assets and write-off of deferred revenue related to our combination with Stratex ($6.0 million). Adjustments to cost of product sales and services for the quarter ended March 31, 2006 are due to costs related to a step up in inventory associated with our acquisition of Leitch Technology Corporation (“Leitch”) ($2.5 million). Adjustments to cost of product sales and services for the three quarters ended March 31, 2006 are due to inventory write-downs associated with product discontinuances in our Harris Stratex Networks segment ($35.0 million), inventory write-downs associated with cost-reduction actions including the transfer of European manufacturing to the United States and outsourcing of other manufacturing activity in our Broadcast Communications segment ($11.3 million) and costs related to a step up in inventory associated with our acquisition of Leitch ($2.5 million).
Note B — Adjustments to engineering, selling and administrative expenses for the quarter and three quarters ended March 30, 2007 are due to transaction costs related to the combination with Stratex including the write-off of in-process research and development and the amortization of backlog ($17.0 million); integration costs associated with the Stratex combination ($3.5 million for the quarter and $5.2 million for the three quarters ended March 30, 2007); severance and other expenses associated with cost-reduction actions in our Broadcast Communications segment ($4.2 million) and the write-down of capitalized software associated with management’s decision to discontinue an automation software development effort in our Broadcast Communications segment ($18.9 million). Adjustments to engineering, selling and administrative expenses for the quarter ended March 31, 2006 are due to a charge related to a decision received in our arbitration with Bourdex Telecommunications Limited (“Bourdex”) ($5.4 million), integration costs associated with our acquisition of Leitch ($0.7 million), severance and other expenses associated with cost-reduction actions in our Broadcast Communications segment ($0.8 million) and severance costs associated with product discontinuances in our Harris Stratex Networks segment ($0.3 million). Adjustments to engineering, selling and administrative expenses for the three quarters ended March 31, 2006 are due to the charge related to our arbitration with Bourdex ($5.4 million), the write-off of in-process research and development and other expenses associated with our acquisition of Leitch ($7.2 million), severance costs associated with product discontinuances in our Harris Stratex Networks segment ($0.8 million) and severance and other expenses associated with cost-reduction actions in our Broadcast Communications segment ($12.7 million).
Note C — Adjustment for the gain on the combination with Stratex ($163.4 million).
Note D — The adjustment to non-operating income (loss) for the three quarters ended March 30, 2007 is due to the impairment to our investment in Terion, Inc. (“Terion”) ($19.8 million).
Note E — Adjustments to our Harris Stratex Networks segment operating income for the quarter and three quarters ended March 30, 2007 are due to the gain on the combination with Stratex ($163.4 million) offset by transaction costs ($23.0 million) and integration costs ($3.5 million for the quarter and $5.2 million for the three quarters ended March 30, 2007) associated with the transaction. Adjustments to our Harris Stratex Networks segment operating income for the quarter ended March 31, 2006 are due to severance costs associated with product discontinuances in our Harris Stratex Networks segment ($0.3 million). Adjustments to our Harris Stratex Networks segment operating loss for the three quarters ended March 31, 2006 are due to inventory write-downs and severance costs associated with product discontinuances ($35.8 million).
Note F — Adjustments to our Broadcast Communications segment operating income for the quarter and three quarters ended March 30, 2007 are due to severance and other expenses associated with cost-reduction actions ($4.2 million) and a write-down of capitalized software associated with management’s decision to discontinue an automation software development effort ($18.9 million). Adjustments to our Broadcast Communications segment operating income for the quarter ended March 31, 2006 are due to costs related to a step up in inventory and integration costs associated with our acquisition of Leitch ($3.2 million) and severance and other expenses associated with cost reduction actions in our Broadcast Communications segment ($0.8 million). Adjustments to our Broadcast Communications segment operating income for the three quarters ended March 31, 2006 are due to inventory write-downs, severance and other expenses associated with cost-reduction actions ($24.0 million) and charges associated with our acquisition of Leitch ($9.7 million) including the write-off of in-process research and development, costs related to the step up of inventory, integration costs and other items.
Note G — Adjustments to headquarters expense for the quarter and three quarters ended March 31, 2006 are due to charges related to a decision received in our arbitration with Bourdex ($5.4 million).
Note H — Adjustment for the estimated $.17 per diluted share impact, after minority interest, from the charges associated with the merger transaction with Stratex. These charges include expenses related to integration and transaction costs including the write-off of in-process research and development, the impact from step ups in inventory and fixed assets and a write-down of deferred revenue as of the closing date of the transaction.
Note I — The difference between the GAAP operating income (loss) recorded during the quarter ended March 30, 2007 by Harris versus Harris Stratex Networks is due to the $163.4 million gain recorded by Harris on the combination with Stratex and $0.3 million of corporate allocations expense. The difference between the GAAP operating income (loss) recorded during the quarter ended March 31, 2006 by Harris versus Harris Stratex Networks is due to $6.9 million of corporate allocations expense and $0.2 million of other expense.